SHAREHOLDER CONSENT TO ACTION
                                WITHOUT A MEETING

         The undersigned, representing a 57% shareholder of Jutland Enterprises, Inc., a Delaware corporation (the "Corporation") as of April 7, 1999, hereby consents to and authorizes the following actions effective November 12, 1999;

         WHEREAS, the Corporation had been inactive for several years and its operations have been minimal and the Corporation has been seeking to acquire assets;

         WHEREAS, Hudson Consulting Group, Inc. ("Hudson") has purchased a total of Two Million Two Hundred Forty Six Thousand Two Hundred Twenty Four (2,246,224) shares of the Corporation's common stock or approximately 57% of the Corporation's non-treasury shares of the issued and outstanding shares of common stock pursuant to a Stock Purchase Agreement entered into March 22, 1999;

         WHEREAS, Hudson believes it to be in the best interest of the Corporation to increase the number of its authorized shares of common stock from Fifty Million (50,000,000) to Two Hundred Million (200,000,000) shares;

         WHEREAS, Delaware General Corporation Law under ss.228. Consent of stockholders or member in lieu of meeting, provides that

         (a) Unless otherwise provided in the certificate of incorporation, any action required by this chapter to be taken at any annual special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if consent or consents in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitles to vote thereon were present and voted . . . .

         WHEREAS, the Corporation's certificate of incorporation is not contra to ss.228(a) of the Delaware General Corporation Law;

         WHEREAS, the Corporation's By-Laws under Section 2.12 specifically allow Written Consent to Action by Stockholders;

         WHEREAS, Hudson's stock ownership is sufficient to effect the increase in the authorized number of shares of common stock of the Corporation had all shares eligible to vote been present at a meeting of stockholders;

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         THEREFORE BE IT RESOLVED,  that the undersigned  Shareholder authorizes the increase of the number of common shares of the Corporation to Two Hundred Million (200,000,000) shares as of the effective date of this consent.

Hudson Consulting Group, Inc. ("Shareholder")

  /s/
------------------------------------
Richard D. Surber, President



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